Exhibit 10.2

May 2, 2010

Jeffrey Blade

[home address]

Dear Jeff:

As a follow-up to our conversation, I am delighted to offer you the CAO/CFO position reporting to our CEO, Mike Ray. I am pleased to offer you this exempt position at a bi-weekly salary of $12,116 which equates to $315,016 annually.

In addition to your base salary, you will be eligible for participation in the Vera Bradley discretionary incentive plan which identifies payout opportunities for obtaining specific corporate and individual performance objectives as well as a long term incentive plan which will identify company equity potential. Your annual target incentive opportunity is 50% of your YTD earnings. LTI plan design to be finalized within next 60 days.

To assist with your transition from Indianapolis to Fort Wayne Bradley will provide you with the following relocation benefits:

•	Directly pay costs associated with moving your household goods and personal effects from your current residence to your new permanent residence up to a maximum of $12,000

•	Reimbursement of costs associated with closing costs on existing home sale and purchase of new home, including realtor fees and other traditional closing costs not to exceed $48,000.

•	Reimbursement of interim living expenses up to $2,500 per month for a period not to exceed 3 months

•	Reimbursement of expenses relating to two (2) pre-move house hunting trips for you and your family

•	Lump sum not to exceed $60,000 to assist you with expenses relating to your current home sale (loss of equity, realtor’s fees, closing costs, etc.). This lump sum amount will be taxable income to you.

Your relocation reimbursement amounts will be subject to prorated repayment to Vera Bradley should you voluntarily separate from employment with the company within the next twelve (12) months.

You will be eligible for participation in Vera Bradley’s benefit plans as outlined in the supplemental summary of benefits. You will also be eligible for 20 days of paid managed time off (MTO) per calendar year.

In the event your employment is terminated by Vera Bradley (the “Company”) for any reason except for your death, your “disability” (as defined below) or for “just cause” (as defined below), you will be entitled to a severance payment equal to the sum of your annual base salary (paid in a lump sum within 30 days following your termination by the Company subject to the Release requirement below) plus a pro-rata portion (based on the number of days in the fiscal year during which you were employed) of the annual cash incentive to which you would have been entitled had you satisfied the requirements for being a participant in the annual incentive plan during the year of your termination. Such annual cash incentive payment shall be paid in a lump sum at the same time such payments are made to similarly situated executives but in all evens within the two and one-half month period following the year in which your termination occurs and will be calculated, for the Company performance portion, based on actual Company performance and, for the individual performance portion, based on individual performance at “target” level. You shall not be entitled to the severance set forth in this paragraph unless you execute, return and do not revoke a general release of claims in a form and manner satisfactory to the Company (the “Release”) within 30 days (or such longer period to the extent required by law) of your termination of employment provided that the Company shall provide you the Release within 35 days of your termination of employment.

Jeff Blade – Page 2

For purposes of this letter, “disability” has the meaning set forth in the long-term disability policy or plan maintained by the Company for its senior executives (or if none, in the long-term disability policy or plan maintained for its employees generally) then in effect. In the absence of such a policy or plan, “disability” has the meaning given to such term under Section 409A of the Internal Revenue Code 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder.

For purposes of this letter, “just cause” shall mean, as determined by Vera Bradley’s board of directors, (i) your conviction of a crime under U.S. federal, state or local laws or any applicable foreign laws (including any pleas of nolo contendere) involving the property or affairs of Vera Bradley, (ii) your serious misconduct in connection with or affecting the business of Vera Bradley, (ii) your serious neglect or gross negligence in performing services to Vera Bradley, (iii) your failure to perform the duties of your position after Vera Bradley’s delivery to you of written notice identifying the duties not being performed by you, (iv) your violation, or your aiding and abetting any violation by another, as reasonably determined by Vera Bradley’s board of directors, of any law, order, rule or regulation pertaining to you or to Vera Bradley, or (v) your abuse of illegal drugs or other controlled substances.

This letter is intended to comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Each payment under this letter or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this letter are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

Notwithstanding anything in this letter to the contrary, to the extent you are considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the date your employment with the Company is terminated that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made until the earlier of the six-month anniversary of your date of termination or your death and will be accumulated and paid on the first day of the seventh month following the date of termination.

The Company may amend this letter to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A. The Company does not, however, guarantee that the benefits (including the severance benefits) provided under this letter will satisfy all applicable provisions of Code Section 409A.

As a reminder, this offer is contingent upon the successful completion of your background check, employment references and pre-employment drug screen.

Jeff, we are very excited about your joining Vera Bradley! We feel your experience and qualifications will be an excellent addition to our executive leadership team! Please contact me should you have any questions regarding this offer.

Sincerely,

Julie North

Sr. Director, Human Resources

This letter merely memorializes our offer to you and does not constitute a written employment contract for any specific term. Your employment with Vera Bradley will be on an “at will” basis, which means that either party may end the employment relationship at any time without notice, for any reason.

/s/ Jeffrey A. Blade	May 2, 2010
Accepted by Jeffrey A. Blade	Date